Rule 424(b)(3)
                                                                 No. 333-08309

                          [Letterhead of Liberty Bank]

                                 October 8, 1996





Dear Shareholder:

         At the Special Meeting of Shareholders originally convened on September 17, 1996, 99.43% of all shares were present and voting for the merger of the Bank into Whitney National Bank of Florida. Federal banking law requires that notice of the meeting be sent by certified or registered mail and published in the newspaper. To comply with these requirements, the Board of Directors has chosen to reconvene the meeting of shareholders at 8:30 a.m. on October 25, 1996 at the Bank's main office, 201 N. Palafox Street, Pensacola, Florida 32501, at which time and place the final vote ratifying the merger agreement will be tabulated and completed.

         Enclosed is a formal Notice of the reconvened meeting, the Proxy Statement-Prospectus dated August 12, 1996 (which, as supplemented by these materials, describes the proposed merger), and the Bank's second quarter financial statements. Shareholders of record at the close of business on October 4, 1996 are entitled to notice of and to vote at the reconvened meeting.

         If you are unable to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the accompanying envelope. Of course, if you attend the meeting, you may nevertheless vote in person, even though you have returned the enclosed proxy.

         We look forward to proceeding with the Whitney merger promptly after the meeting is completed.

Very truly yours,



Ronald L. Bruce
President and Chief Executive Officer of Liberty Bank





                    This Supplement is dated October 8, 1996.

                                  LIBERTY BANK
                              201 N. Palafox Street
                            Pensacola, Florida 32501

              NOTICE OF RECONVENED SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD FRIDAY, OCTOBER 25, 1996


To the Holders of Common Stock of Liberty Bank:

         NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Liberty Bank (the "Bank") originally scheduled for September 17, 1996 has been adjourned and reconvened and will be held and completed at the Bank's main office, 201 N. Palafox Street, Pensacola, Florida 32501, on Friday, October 25, 1996 at 8:30 a.m., local time (the "Meeting"), for the following purposes:

         1. To ratify the Agreement and Plan of Merger dated April 23, 1996,as amended, and a related merger agreement (collectively, the "Plan of Merger") pursuant to which, among other things:
                  (a) Liberty Holding Company (the Bank's parent corporation) (the "Company") would merge into Whitney Holding Corporation ("Whitney"), (b) the Bank would merge into Whitney National Bank of Florida, a newly formed, wholly-owned bank subsidiary of Whitney, and (c) each outstanding share of common stock of the Bank not owned by the Company would be converted into shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger, all as more fully described in the Proxy Statement-Prospectus previously delivered to shareholders of record.

         2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on October 4, 1996 are entitled to notice of and to vote at the Meeting or any adjournment thereof. Dissenting shareholders who comply with the procedural requirements of 12 U.S.C. ss.215a will be entitled to receive payment of the cash value of their shares based upon the appraisal prescribed by 12 U.S.C. ss.215a.

         Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and to return it promptly.

                                           By order of the Board of Directors
                                           of Liberty Bank



                                           Richard A. Davis
                                           Secretary
Pensacola, Florida
October 8, 1996

--------------------------------------------------------------------------------

                                I M P O R T A N T
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER THAT YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POST-PAID ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE BANK OR BY EXECUTION OF A PROXY OF A LATER DATE FILED WITH THE SECRETARY OF THE BANK AT OR BEFORE THE MEETING. IN ADDITION, IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY BY VOTING IN PERSON.



--------------------------------------------------------------------------------

                                  LIBERTY BANK

                               PENSACOLA, FLORIDA

                              FINANCIAL STATEMENTS
                                   (UNAUDITED)

                             JUNE 30, 1996 AND 1995
















                                    CONTENTS

















                                                                          PAGE

Statements of Financial Condition                                            1

Statements of Income                                                         2

Statements of Changes in Stockholders' Equity                                3

Statements of Cash Flows                                                     4

Notes to Financial Statements                                                5

                                  LIBERTY BANK
                        STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)
                             JUNE 30, 1996 AND 1995




                                     ASSETS

                                                                                                        1996               1995
                                                                                                   ---------------   --------------

Cash and due from banks                                                                            $      5,757,575  $    4,837,363
Federal funds sold                                                                                        2,725,000       1,975,000
Securities held to maturity                                                                                 640,000       2,033,743
Securities available for sale                                                                             4,515,607       3,156,453
Loans receivable, net of allowance for loan losses of $ 504,792
  in 1996 and $ 466,814 in 1995                                                                          34,657,280      33,272,999
Accrued interest receivable                                                                                 327,583         283,115
Premises and equipment, net                                                                               1,912,140       1,841,330
Other assets                                                                                                299,767         213,507
                                                                                                   ----------------  ---------------

Total Assets                                                                                       $     50,834,952  $   47,613,510
                                                                                                   ================  ===============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Demand deposits                                                                                  $     11,989,798  $   11,488,405
  NOW and money market deposits                                                                           9,842,508       9,268,681
  Savings deposits                                                                                        1,905,405       1,709,555
  Other time deposits                                                                                    20,462,568      19,631,599
                                                                                                   ----------------  ---------------
    Total deposits                                                                                       44,200,279      42,098,240

  FHLB advances                                                                                             719,306             -0-
  Accrued interest payable                                                                                  159,426         148,780
  Deferred income taxes                                                                                      19,890          50,029
  Income taxes payable                                                                                       30,055          36,243
  Other liabilities                                                                                         193,032         139,285
                                                                                                   ----------------  ---------------

    Total liabilities                                                                                    45,321,988      42,472,577
                                                                                                   ----------------  ---------------

Commitments and Contingencies                                                                               -                -

Stockholders' Equity:
  Common stock, $ 5 par value; 248,000 shares authorized,
    198,000 shares issued and outstanding                                                                   990,000         990,000
  Surplus                                                                                                 2,085,943       2,085,943
  Undivided profits                                                                                       2,575,693       2,153,972
  Net unrealized depreciation on available-for-sale securities,
    net of taxes of $ 83,915 in 1996 and $ 53,777 in 1995                                                  (138,672)        (88,982)
                                                                                                   ----------------  ---------------
      Total stockholders' equity                                                                          5,512,964       5,140,933
                                                                                                   ----------------  ---------------

Total Liabilities and Stockholders' Equity                                                         $     50,834,952  $    47,613,510
                                                                                                   ================  ===============


                             See accompanying notes.
                                       -1-

                                  LIBERTY BANK
                              STATEMENTS OF INCOME
                                   (UNAUDITED)
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995


                                                                                                         1996             1995
                                                                                                   ----------------  --------------
Interest Income:
  Loans receivable and fees on loans                                                               $      1,850,863  $    1,702,484
  Investment securities                                                                                     135,155         136,964
  Federal funds sold                                                                                         69,099          92,206
  Interest-bearing deposits in banks                                                                          5,664           2,726
                                                                                                   ----------------  --------------
    Total interest income                                                                                 2,060,781       1,934,380

Interest Expense on Deposits                                                                                751,429         684,501
                                                                                                   ----------------  --------------

    Net interest income                                                                                   1,309,352       1,249,879

Provision for Loan Losses                                                                                       -0-             -0-

    Net interest income after provision for loan losses                                                   1,309,352       1,249,879
                                                                                                   ----------------  --------------

Noninterest Income:
  Service charges                                                                                           193,345         184,088
  Other income                                                                                               32,600          32,442
                                                                                                   ----------------  --------------
    Total noninterest income                                                                                225,945         216,530
                                                                                                   ----------------  --------------

Noninterest Expenses:
  Salaries and employee benefits                                                                            535,459         538,970
  Occupancy expense                                                                                          82,721          75,053
  Other expense                                                                                             459,175         446,317
                                                                                                   ----------------  --------------
    Total noninterest expenses                                                                            1,077,355       1,060,340
                                                                                                   ----------------  --------------

Income Before Income Taxes                                                                                  457,942         406,069

Income Taxes                                                                                                168,995         141,833
                                                                                                   ----------------  --------------

Net Income                                                                                         $        288,947  $      264,236
                                                                                                   ================  ==============

Net Income Per Share of Common Stock (note 2)                                                      $           1.46  $         1.33
                                                                                                   ================  ==============





                             See accompanying notes.
                                       -2-

                                  LIBERTY BANK
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (UNAUDITED)
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995





                                                                                                       Net
                                                                                                   Unrealized
                                                                                                   Appreciation
                                                                                                  (Depreciation)
                                                                                                   on Available-
                                                  Common                            Undivided        For-Sale
                                                  Stock              Surplus         Profits        Securities         Total
                                             ---------------    -------------    ---------------  ----------------  ------------
Balance, January 1, 1995                     $       990,000    $   2,085,943    $     1,949,136  $       (259,297) $  4,765,782

  Net income                                                                             264,236                         264,236

  Cash dividends paid,
    $ .30 per share                                                                      (59,400)                        (59,400)

  Net change in unrealized appreciation
    (depreciation) on available-for-sale
    securities, net of taxes of $ 103,134                                                                  170,315       170,315
                                             ---------------    -------------    ---------------  ----------------  ------------

Balance June 30, 1995                        $       990,000    $   2,085,943    $     2,153,972  $        (88,982) $  5,140,933
                                             ===============    =============    ===============  ================  ============


Balance, January 1, 1996                     $       990,000    $   2,085,943    $     2,378,815  $        (26,861) $  5,427,897

  Net income                                                                             288,947                         288,947

  Cash dividends paid,                                                                   (92,069)                       (92,069)
   $ .46 per share

  Net change in unrealized appreciation
     (depreciation) on available-for-sale
     securities, net of taxes of $ 67,786                                                                 (111,811)    (111,811)
                                             ---------------    -------------    ---------------  ----------------  -----------

Balance, June 30, 1996                       $       990,000    $   2,085,943    $     2,575,693  $       (138,672) $  5,512,964
                                             ===============    =============    ===============  ================  ============




                             See accompanying notes.
                                       -3-

                                  LIBERTY BANK
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995


                                                                                                       1996                1995
                                                                                                   ---------------   --------------
Cash Flows From Operating Activities:
  Net income                                                                                       $       288,947   $     264,236
  Adjustments to reconcile net income to net
    cash provided by operating activities -
      Depreciation and amortization                                                                         63,999          45,675
      Net accretion/amortization on securities                                                               5,969           8,700
      Net realized investment securities losses                                                                 78             -0-
  Changes in operating assets and liabilities -
      Decrease in accrued interest receivable
       and other assets                                                                                     73,282          51,187
      Increase in accrued interest payable and
       other liabilities                                                                                    25,438          25,000
      Decrease in income taxes payable                                                                     (54,588)        (26,859)
                                                                                                   ---------------   --------------
        Net cash provided by operating activities                                                          403,125         367,939
                                                                                                   ---------------   --------------

Cash Flows From Investing Activities:
  Net decrease of interest-bearing deposits                                                                     -0-        298,000
  Proceeds from maturities of held-to-maturity securities                                                       -0-        250,000
  Proceeds from sales and maturities of
    available-for-sale securities                                                                           649,922        400,000
  Principal reductions on available-for-sale securities                                                      18,046         13,041
  Purchases of available-for-sale securities                                                               (801,675)      (146,800)
 (Increase) decrease in loans                                                                             1,425,650     (1,944,388)
  Purchases of premises and equipment                                                                      (145,761)      (288,683)
                                                                                                   ----------------  --------------
      Net cash provided by (used in) investing activities                                                 1,146,182     (1,418,830)
                                                                                                   ----------------  --------------

Cash Flows From Financing Activities:
  Net increase (decrease) in demand, NOW, money
    market and savings deposits                                                                             200,841     (1,485,155)
  Net decrease in time deposits                                                                          (1,431,770)      (225,873)
  Advances from Federal Home Loan Bank                                                                      719,306            -0-
  Dividends paid                                                                                            (92,069)       (59,400)
                                                                                                   ----------------  --------------
        Net cash used in financing activities                                                              (603,692)    (1,770,428)
                                                                                                   ----------------  --------------

Net Increase (Decrease) in Cash and Cash Equivalents                                                        945,615     (2,821,319)

Cash and Cash Equivalents, January 1                                                                      7,536,960      9,633,682
                                                                                                   ----------------  --------------

Cash and Cash Equivalents, June 30                                                                 $      8,482,575  $   6,812,363
                                                                                                   ================  ==============



                             See accompanying notes.
                                       -4-

                                  LIBERTY BANK
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995
                                   (Continued)





                                                       1996             1995
                                                  -------------   -------------
Supplemental Disclosure of Cash Flow Information:

  Interest paid                                   $    782,510    $    659,172
                                                  =============   =============

  Income taxes paid                               $    233,748    $    168,692
                                                  =============   =============






                             See accompanying notes.
                                       -4-
                                   (Sheet II)

                                  LIBERTY BANK
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995



NOTE 1 - BASIS OF PRESENTATION

        The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for the interim financial information and the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the six month periods ended June 30, 1996 and 1995 are not necessarily indicative of the results that may be expected for the years ended December 31, 1996 and 1995. For further information, refer to the financial statements and footnotes thereto included in the Proxy Statement-Prospectus.


NOTE 2 - NET INCOME PER SHARE OF COMMON STOCK

        Net income per share of common stock is computed on the number of shares outstanding.


NOTE 3 - EMPLOYEE STOCK OWNERSHIP PLAN

        The Bank has a non-contributory employee stock ownership plan ("ESOP") covering all employees who have met certain service requirements. The Bank's ESOP contributions are determined by its Board of Directors. At June 30, 1996 and 1995, the Employee Stock Ownership Trust (the "Trust") owned 124,164 and 118,900 shares of Liberty Holding Company common stock, respectively.


NOTE 4 - CHANGE IN OWNERSHIP

        In April 1996, the Bank entered into an agreement and plan of merger, (the "agreement") with Whitney Holding Corporation ("Whitney"), a Louisiana corporation. The agreement calls for the acquisition of the Bank's stock by Whitney through the exchange of each party's common stock. The acquisition is expected to be finalized in 1996.

                                  LIBERTY BANK
                              201 N. Palafox Street
                            Pensacola, Florida 32501

              PROXY FOR RECONVENED SPECIAL MEETING OF SHAREHOLDERS

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                            BANK'S BOARD OF DIRECTORS

The undersigned shareholder(s) of Liberty Bank (the "Bank") hereby revoke(s) any proxy heretofore given and appoint(s) William A. Hunt and Ronald L. Bruce, and any one of them, as proxies, each with the full power of substitution and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of common stock of the Bank owned of record by the undersigned at the close of business on October 4, 1996, at the reconvened Special Meeting of Shareholders of the Bank called for and to be held at the Bank's main office, 201 N. Palafox Street, Pensacola, Florida 32501, on Friday, October 25, 1996 at 8:30 a.m., local time, and at any adjournment or postponement thereof, as follows:

         1. To ratify the Agreement and Plan of Merger dated April 23, 1996, as amended, and a related merger agreement(collectively, the "Plan of Merger") pursuant to which, among other things:
                  (a) Liberty Holding Company (the Bank's parent corporation) (the "Company") would merge into Whitney Holding Corporation ("Whitney"), (b) the Bank would merge into Whitney National Bank of Florida, a newly formed, wholly-owned bank subsidiary of Whitney, and (c) each outstanding share of common stock of the Bank not owned by the Company would be converted into shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger, all as more fully described in the Proxy Statement-Prospectus previously delivered to shareholders of record.

                  [   ] FOR            [   ] AGAINST           [   ] ABSTAIN

         2. In their discretion, to vote upon such other matters that may properly be brought before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges that this reconvened meeting is being held solely to correct technical deficiencies in the notice given for the Special Meeting of Shareholders originally convened on September 17, 1996.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED SHAREHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATION, THE PROXY WILL BE VOTED IN FAVOR OF THE PLAN OF MERGER.


                                        DATED:__________________________, 1996


                                        ---------------------------------------
                                        (Signature of Shareholder)



                                        ---------------------------------------
                                        (Signature of Joint Shareholder)


When signing as attorney, executor, administrator, tutor, trustee, curator, guardian or other fiduciary, please give full title and attach a certified copy of authority.

Please sign, date and return your proxy promptly in the enclosed postage paid envelope.